                                                                                                                                                                                                                                Exhibit 10.23

CONTRACT FOR PURCHASE AND SALE OF REAL PROPERTY

This Contract is made and entered into as of the 3rd day of March, 2005, by and between The Miami Herald Publishing Company, a Florida corporation, Richwood, Inc., a Florida corporation, and Knight-Ridder, Inc., a Florida corporation (collectively the "Seller"), and Citisquare Group, LLC., a Florida limited liability company (the "Buyer").

In consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.           Definitions. The following capitalized terms shall have the meanings given to them in this Section 1. Other capitalized terms when used in this Contract for Purchase and Sale shall have the meanings given to such terms in the Definitions Addendum attached hereto as Exhibit "B".

1.1.           Closing. The delivery of the Deed to Buyer concurrently with the delivery of the Purchase Price to Seller.

1.2.           Closing Date. The date of the Closing, which shall be the date which is Ninety (90) days following the Effective Date, or such other dates as maybe provided by this Contract.

1.3.           Deed. The Special Warranty Deed which conveys the Land from Seller to Buyer, the form of which is attached hereto as Exhibit "D".

1.4.          Deposit. The sum of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00), together with all interest earned on said sum while it is held in escrow by Escrow Agent in accordance with this Contract.

1.5.           Easements. Collectively, (i) an easement to be granted by Buyer to Seller over a portion of the Land described as "Lot C", and a portion of the Land commonly known as N.E. 14th Street, in favor of Seller for the use of its trucks and heavy equipment for access, ingress and egress, and the staging of trucks for pickup and delivery of materials (the "Truck Easement") and (ii) an easement to be granted by Buyer to Seller for the purpose of parking up to a maximum amount of 740 vehicles, both in a location or locations on the Land to be designated by Buyer and reasonably approved by Seller, as Buyer formulates its development plans for the Land (the "Parking Easement"); provided, however, that upon completion of the construction of all of the improvements on the Land, Purchaser agrees to provide a minimum of 100 parking spaces on that portion of the Land known as Lot A, which is immediately adjacent and proximate to the front lobby entrance of the Herald Office Building. If, prior to the completion of the improvements, such parking on the Land would interfere in any material respect with Purchaser's construction process or materially increase the cost thereof, Purchaser shall have the right, to provide alternate sites for parking, as contemplated in the Parking Easement. The form of Truck Easement is attached hereto as Exhibit "G". The form of Parking Easement is attached hereto as Exhibit "H".

1.6.          Effective Date. The date this Contract is executed by the last party (excluding Escrow Agent and Broker) to sign it.

1.7.          Environmental Laws means any federal, state, or local law, statute, ordinance, rule or regulation governing pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise, arising out of relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials (collectively, "Environmental Matters"), as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

1.8.          Escrow Agent. Seller's Attorney shall be the Escrow Agent.

1.9.          Intended Uses refers to a mixed use residential and commercial development to be comprised of one or more buildings, a parking garage and other appurtenant facilities.

1.10.        Hazardous Materials means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials ("ACMs"), polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or form the basis of liability under, any Environmental Laws.

1.11.       Geo-Technical Study Period means the period of time beginning seventy two (72) hours after the effective Date and concluding sixty days thereafter, provided that Buyer has received access to the Property for such purposes as provided in Section 4.1(b) herein.

1.12.      Improvements. The building known as the "Boulevard Shops" located on that portion of the Land identified as "Lot D", together with all improvements or other structures owned by Seller and located on the Land.

1.13.      Investigation Period. The period of time beginning seventy two (72) hours after the effective Date and concluding forty five (45) days thereafter, provided that Buyer has received access to the Property for such purposes as provided in Section 4.1(a) herein.

1.14.      Land. That certain real property located in Miami-Dade County, Florida and more particularly described in Exhibit "A" attached hereto and made a part hereof.

1.15.      Lease. The only lease of space in the Improvements which is dated as of April 1, 2002 and is between Richwood Incorporated, as landlord therein, and the United States of America (the "Tenant"), as tenant therein.

1.16.      Permitted Exceptions. The title exceptions set forth in Exhibit "C" attached hereto.

1.17.      Personal Property. Any items of personal property owned by Seller and located in the improvements.

1.18.      Property. Collectively, the Land, Improvements, Personal Property and Property Records.

1.19.      Property Records. Originals (to the extent available) or copies (to the extent originals are not available) of the following documents relating to the Property (if in the possession of Seller or any agent of Seller): the Prior Policy, all licenses, permits, certificates of occupancy, real and personal property tax bills, architectural and engineering plans, surveys, environmental reports and studies, leases, service contracts, and financial records of the Property.

1.20.      Remedial Actions means all actions required by Environmental Laws related to the investigation, assessment, removal, remediation, abatement or mitigation, and including monitoring, of any event or conditions arising from or relating to the presence of any Hazardous Materials(s) on, at, under or migrating from the Property.

                    1.21.     Purchase Price. The sum of One Hundred and Ninety Million and 00/100 Dollars ($190,000,000.00).

1.22.      Rent. All rent and other charges, taxes, insurance, operating expenses, parking fees, late fees and any other payments for miscellaneous services performed by Seller under the Lease.

1.23.      Service Contracts. All service contracts and maintenance agreements entered into by Seller or on behalf of Seller relating to the operation or maintenance of the Property which will affect the Property after Closing. A schedule of Service Contracts, if any, is attached hereto as Exhibit "L".

2.           Purchase and Sale. Seller agrees to sell and convey the Property to Buyer and Buyer agrees to purchase and acquire the Property from Seller on the terms and conditions hereinafter set forth.

3.           Purchase Price. The Purchase Price shall be paid as follows:

3.1.       Deposit. Concurrently with the execution of this Contract by Buyer and Seller, Buyer shall deliver to Escrow Agent the Deposit. The Deposit shall be placed by the Escrow

Agent in an insured interest-bearing escrow account (with a banking institution as agreed to by both Buyer and Seller) with a commercial or savings bank doing business in the County where the Escrow Agent is located. The Buyer shall provide its taxpayer identification or social security number concurrently with the delivery of the Deposit, together with a completed and executed W-9 Form. All interest that accrues on the Deposit shall accrue for the benefit of Buyer, unless Buyer defaults hereunder and Seller retains the Deposit, in which event Seller shall retain all interest accrued thereon.

3.2.       Independent Consideration. In all events, the sum of One Hundred and No/100 Dollars ($100.00) (the "Independent Consideration") which sum has been bargained for and agreed to as consideration for Seller's execution and delivery of this Contract will be payable to Seller out of the Escrow Deposit, even if this Contract is terminated under its express provisions. The Independent Consideration is independent of all other consideration provided in this Contract, and is non-refundable in all events. Seller and Buyer stipulate that the Independent Consideration is sufficient consideration to support this Contract notwithstanding Buyer's rights to terminate this Contract as set out in this Contract.

3.3.       Cash to Close. The Cash to Close and the Deposit shall be paid to Seller in accordance with the closing procedure hereinafter set forth.

4.           Investigation Period.

4.1.       Buyer's Inspection of the Property.

(a)        During the Investigation Period, Buyer shall have the right to enter upon the Land andImprovements to make inspections and investigations of the condition of the  Property which Buyer deems reasonably necessary, including, without limitation, inspections for the purpose of conducting a Phase II environmental assessment of the Property ("Inspection"), consistent with the general parameters of ASTM 1903 or similar Phase II Environmental Assessment parameters, the findings of which relative to the presence, if any, of any Recognized Environmental Condition shall be disclosed to Seller pursuant to Exhibit "M," paragraph (a). Buyer's Inspection shall be completed utilizing procedures and equipment which minimize to the greatest extent reasonably practicable, the potential for environmental damage to the Property. After completing its Inspection of the Property, Buyer shall, at its sole cost and expense, repair any damage it has caused to the Property. Buyer's Inspection shall be at Buyer's sole cost and expense and shall be conducted during normal business hours with adequate prior notice (at least 72 hours) to Seller to enable Seller to have Seller's representative present at any on-site inspections. Prior to conducting any Inspection, Buyer shall provide Seller with the scope of work to be conducted, however, Seller's approval of the scope of work shall not be required. Seller shall be given the opportunity to have Seller's representatives, which may include a third party consultant, present during any sampling activities performed as part of Buyer's Inspection and such representatives shall be entitled to receive a portion of the sampling materials collected (i.e. Buyer and Seller will "split" samples) utilizing procedures which are customary and accepted practices by environmental professionals. Seller shall be responsible for all costs associated with the presence of Seller's representatives during Buyer's Inspection and will bear all costs associated with any testing Seller conducts on Seller's portions of any materials collected on the Property. All Inspections shall be conducted in such a manner as not to unreasonably interfere in any material respect with Seller's business operations on the Property. All information obtained or generated by the Buyer during the Investigation Period and thereafter until Closing with respect to such Environmental Assessment (as hereunder defined in Exhibit "M," paragraph (a)) and other investigation and testing performed on or in relation to the Property shall be kept confidential except for disclosures to such professionals, investors, lawyers and mortgage lenders ("Buyer's Consultants") as may be reasonably required in connection with Buyer's investigation and acquisition of the Property, or as otherwise required by any law which requires Buyer or its Consultants to make disclosure of such information. Notwithstanding the foregoing, if any matter relating to Buyer's Environmental Assessment and Inspection of the Property must, by law, be reported or disclosed to a governmental entity by the property owner or operator and Buyer has not closed on the Property, Buyer shall notify Seller and Seller shall determine if disclosure is required and thereafter make any required disclosure or report to the applicable governmental entity. Notwithstanding the foregoing, the confidentiality provision set forth in this section shall be in addition to and shall in no way limit any confidentiality requirements placed on the Buyer pursuant to any separate confidentiality agreement. Buyer shall deliver to Seller no later than the last day of the Investigation Period, a copy of the final report of the Environmental Assessment (as hereinafter defined in Exhibit "M," paragraph (a)). Buyer's contract(s) with third parties performing any portion of the Inspection on the Property shall require that all information concerning the Property remain confidential except as required by any law which requires Buyer or its Consultants to make disclosure of such information.

(b)           If Buyer has been unable to complete geo-technical subsurface investigations that Buyer deems reasonably necessary for designing and engineering Buyer's planned improvements to the Property during the Investigation Period, Buyer shall have the right to continue such geotechnical subsurface investigations during the remainder of the Geo-Technical Study Period. If the Geo-Technical Study Period extends beyond the Investigation Period, Buyer shall conduct no further investigations or inspections related to the Environmental Condition of the Property during such Geo-Technical Study Period, and shall be deemed to have waived all rights to object to any new Environmental Condition (as hereafter defined in Exhibit "M," paragraph (a)) discovered inadvertently, or by whatever means, in connection with and/or during any geo-technical testing occurring after the conclusion of the Investigation Period ("Waiver of New Environmental Condition"), provided, however, that such Waiver of New Environmental Condition shall not in any manner whatsoever limit, monetarily or otherwise, Seller's Remedial Obligations (as hereinafter defined in Exhibit "M," paragraph (a)) if such new Environmental Condition is discovered (i) by Seller in conjunction with preparation of the Response Plan, (ii) by any governmental agency in its review or approval of the Response Plan, (iii) by Seller in response to any governmental agency's requirements imposed during such review and approval of the Response Plan, (iv) in connection with Seller's performance of the Seller's Remedial Obligations, or (v) as a result of Buyer's performance of Post-Closing Work (as hereinafter defined in Exhibit "M," paragraph (e)) based on what was discovered during the Investigation Period and/or work required by a governmental agency as a part of the Response Plan based on what was discovered during the Investigation Period.

(c)           After the conclusion of the Geo-Technical Study Period and until the Closing Date, Buyer shall have the right to enter upon the Land and Improvements to make inspections and investigations of the condition of the Property which Buyer deems reasonably necessary, however, such inspection and investigations shall not include any sub-surface activities, including but not limited to drilling, sampling, coring or testing of the soils, groundwater or building foundations of any Improvements on the Property. Any inspections or investigations Buyer undertakes after the Investigation Period will be conducted in a manner which shall, to the extent reasonably practicable, minimize interference with Seller's business operations on the Property.

4.2.       Property Records. Following the Effective Date, Buyer may elect to examine the Property Records at the Property or such other place as Seller and Buyer shall mutually agree. Seller shall make the Property Records available to Buyer for examination at such location during normal business hours after reasonable notice to Seller. Buyer may, at its sole cost and expense, make copies of the Property Records. Buyer acknowledges that the Property Records are being provided to Buyer without warranty or representation. Without limiting the foregoing, Buyer specifically acknowledges that the Property Records may be incomplete, inaccurate or otherwise deficient and as such, the Property Records are being made available to Buyer solely as an accommodation to Buyer. Buyer is not entitled to rely upon the information contained in the Property Records for any purpose and Buyer will make its own independent evaluation of the Property and the matters set forth in the Property Records. Neither the Seller nor the Seller's representatives can be relied upon to provide representations as to historic use of or operations upon the Property by Seller or others. If this Contract is terminated prior to Closing, Buyer will return all copies of the Property Records to Seller.

4.3        Environmental Matters.  All environmental matters will be addressed as provided in Exhibit "M" attached hereto and made a part hereof.

4.4.       Buyer's Right to Terminate. Buyer shall not have the right to terminate this Contract (and the Deposit shall not be refundable), except as provided in Exhibit "M" or  Section 5 herein or for an uncured material breach of a representation, warranty or covenant by Seller or in the event of a condemnation to the extent herein provided. Failure by Buyer to timely notify Seller of an Environmental Condition or an objection to an Additional Exception as provided in Exhibit "M" and Section 5 respectively during the Investigation Period shall be deemed a waiver of Buyer's rights to make any future objections with respect to same. If this Contract is not terminated as provided herein, except as expressly provided otherwise in this Agreement, Buyer shall be deemed to have acknowledged that (a) BUYER HAS HAD THE FULL OPPORTUNITY TO MAKE SUCH INVESTIGATION OF THE CONDITION OF THE PROPERTY AS BUYER HAS DEEMED NECESSARY; (b) BUYER IS RELYING SOLELY UPON ITS OWN INVESTIGATION IN MAKING THE DECISION TO PURCHASE THE PROPERTY; AND (c) BUYER WILL ACCEPT THE PROPERTY IN ITS "AS IS" CONDITION, WITHOUT ANY OBLIGATION OF SELLER TO MAKE ANY REPAIRS OR RENOVATIONS TO THE PROPERTY, AND WITH NO REPRESENTATIONS OR WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE.

4.5.       Service Contracts. Intentionally omitted.

4.6.       Indemnification. Buyer hereby agrees to indemnify Seller and hold Seller harmless against all claims, demands and liability, including Attorneys' Fees, for nonpayment for services rendered to Buyer, for construction liens, for payment of expenditures related to preparation and implementation of the Response Plan in excess of the Cap and for damage to persons or property arising out of Buyer's negligence in the conduct of its Inspection of the Property or activities, Buyer's activities during the Geo-Technical Study Period or Buyer's Post-Closing Work. Following the Closing on this transaction, Seller shall indemnify Buyer and hold Buyer harmless against all claims, demands and liability, including reasonable Attorneys' Fees, for nonpayment of Seller's construction liens affecting the Property. Notwithstanding anything to the contrary set forth in this Contract, the indemnification and agreement to hold harmless set forth in this Section shall survive the Closing or the earlier termination of this Contract.

4.7.       Liability Insurance. Buyer's right to enter the Property during the InvestigationPeriod and Geo-Technical Study Period and thereafter shall be subject to Buyer's prior delivery to Seller of an insurance binder evidencing that Buyer has obtained a liability insurance policy for the Property insuring Buyer and its agents and naming the Seller as an additional insured. Buyer shall furnish insurance coverage for the benefit of the Seller and the Buyer shall furnish to the Seller an ACORD form certificate of insurance issued by or on behalf of an insurance company authorized to do business in the State of Florida which insurance company must have a Best rating of B+ VII or higher and which certificate of insurance shall evidence the following insurance coverages for the Buyer and its agents: (i) $5 million commercial general liability insurance coverage, including coverage for bodily injury, personal injury and property damage, and (ii) workers-compensation coverage as required by the State of Florida including employer-s liability coverage with limits of $1 million bodily injury each accident, and $5 million bodily injury by disease. Such liability insurance shall be reasonably approved by Seller prior to Buyer entering the Property.

4.8.       Security Interest in the Deposit Buyer hereby grants Seller a security interest in the Deposit as security for Buyer's obligation to indemnify Seller under this Section 4 and Exhibit "M". In the event that Seller suffers any loss or damage prior to Closing resulting from nonpayment for services rendered to Buyer, for construction liens, for Seller's expenditures related to performance of Seller's Remedial Obligations in excess of the Cap and for damage to persons or property arising out of Buyer's negligence in the conduct of its Phase II Inspection of the Property, activities during the Geo-Technical Study Period and Buyer fails to reimburse Seller for such loss or damage within ten (10) days after written notice thereof from Seller to Buyer specifying the nature of such loss or damage, Seller shall have the right to receive the Deposit or a portion thereof as reimbursement for such loss or damage, and Buyer shall promptly replace that portion of the Deposit disbursed to Seller hereunder. Buyer's failure to replace the Deposit shall be a default under this Contract. Notwithstanding the foregoing, if Buyer shall dispute its responsibility for any amounts hereunder for which Seller seeks to impose liability on Buyer, the same shall be resolved by expedited arbitration in accordance with the expedited arbitration rules of the American Arbitration Association ("AAA").

4.9.       NO REPRESENTATIONS OR WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS CONTRACT OR IN THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, THE SERVICE CONTRACTS OR THE LEASE, INCLUDING, WITHOUT LIMITATION (i) THE VALUE, CONDITION, PROSPECTS, MERCHANTABILITY, HABITABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OF THE PROPERTY OR THE PROFITABILITY OF THE LEASE AND/OR THE SERVICE CONTRACTS, (ii) THE CONDITION OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY, OR (iii) THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS SECTION 4 SHALL SURVIVE THE CLOSING.

 4.10.   NO ENVIRONMENTAL REPRESENTATIONS. SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO COMPLIANCE WITH ANY GOVERNMENTAL REQUIREMENT, INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS MATERIAL. BUYER WAIVES AND RELEASES SELLER FROM ANY PRESENT OR FUTURE CLAIMS ARISING FROM OR RELATING TO THE PRESENCE OR ALLEGED PRESENCE OF HAZARDOUS MATERIAL IN, ON, UNDER OR ABOUT THE LAND OR THE PROPERTY, INCLUDING ANY CLAIMS UNDER OR ON ACCOUNT OF (i) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME ("CERCLA"), AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER, OR (ii) ANY OTHER GOVERNMENTAL REQUIREMENT OR ENVIRONMENTAL LAW NOW OR HEREAFTER IN EFFECT THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, OR (iii) THE COMMON LAW. PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER'S OBLIGATIONS UNDER EXHIBIT "M" HEREOF.

4.11.     PROPERTY RECORDS. IN THE CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY PROPERTY RECORDS, MATERIALS, DATA OR OTHER INFORMATION SUPPLIED TO BUYER IN CONNECTION WITH BUYER'S INSPECTION OF THE PROPERTY (E.G., THAT SUCH MATERIALS ARE COMPLETE, ACCURATE OR THE FINAL VERSION THEREOF, OR THAT ALL SUCH MATERIALS ARE IN SELLER'S POSSESSION). IT IS THE PARTIES EXPRESS UNDERSTANDING AND AGREEMENT THAT SUCH MATERIALS ARE PROVIDED ONLY FOR BUYERS CONVENIENCE IN MAKING ITS OWN EXAMINATION AND DETERMINATION PRIOR TO THE EXPIRATION OF THE INVESTIGATION PERIOD AS TO WHETHER IT WISHES TO PURCHASE THE PROPERTY AND, IN DOING SO, BUYER SHALL RELY EXCLUSIVELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF EVERY ASPECT OF THE PROPERTY AND NOT ON ANY MATERIALS SUPPLIED BY SELLER, IN THE CLOSING DOCUMENTS. BUYER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS INSPECTION AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION. NOTWITHSTANDING THE FOREGOING, SELLER SHALL NOT BE RELEASED OF ANY LIABILITY UNDER THIS SECTION 4.11 TO THE EXTENT THAT SELLER HAS PREPARED ANY OF THE PROPERTY RECORDS AND ONLY TO THE EXTENT THAT IT HAS WILLFULLY FALSIFIED SUCH PROPERTY RECORDS.

                    4.12.     NO LIABILITY FOR SPECULATIVE PROFITS. SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER EVENT ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. BUYER SHALL NOT BE LIABLE TO SELLER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR NEGLIGENCE OR IN ANY OTHER EVENT ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.

5.           Title.

5.1.       Marketable Title. Seller shall convey to Buyer marketable title to the Property, subject only to the Permitted Exceptions. Marketable title shall be determined according to the Uniform Title Standards adopted by The Florida Bar.

5.2.       Delivery of Title Commitment. Within ten (10) days following the effective Date, Seller shall obtain and deliver to Buyer or Buyer's Attorney the Title Commitment, together with a copy of each instrument shown as an exception or pertaining to a requirement in Schedule B thereof.

5.3.       Buyer to Notify Seller of Additional Exceptions. If the Title Commitment reflects that title to the Land is subject to any exception (the "Additional Exceptions") other than the Permitted Exceptions, or if at any time after delivery of the Title Commitment and prior to Closing, Buyer receives notice of or otherwise discovers that title to the Land is subject to any Additional Exceptions, Buyer shall notify Seller in writing of the Additional Exceptions to which Buyer objects within ten (10) days after Buyer receives written notice of such Additional Exceptions from the title company issuing such Title Commitment. If Buyer fails to deliver timely notice to Seller of any Additional Exceptions within such time period, Buyer shall be deemed to have waived its right to object to same, and Buyer shall proceed to Closing as hereinafter provided. If Buyer is not notified in writing by the title company issuing such Title Commitment of any items or matters that maybe considered an Additional Exception, then Buyer shall be deemed to have objected to such Additional Exceptions until they are so notified, at which point the notice requirements set forth in this Section shall apply.

5.4.       Additional Exceptions. If Buyer has timely notified Seller of any Additional Exceptions as to which Buyer objects, Seller shall have the following options:

    5.4.1.   Mandatory Additional Exceptions. If the Additional Exceptions are liquidated claims, judgments, taxes (other than taxes which are subject to adjustment pursuant to this Contract), or are otherwise curable by the payment of money, without resort to litigation, and do not, in the aggregate, exceed $1,000,000.00 or if there are mortgages, deeds of trust, mechanics liens or similar liens of a liquidated amount voluntarily created by Seller, then Seller shall be required to remove such Additional  Exceptions (the "Mandatory Additional Exceptions") from the Land by taking the actions necessary to have the Mandatory Additional Exceptions deleted or insured over by the Title Company, or transferred to bond so that the Mandatory Additional Exceptions are removed from the Title Commitment.

            5.4.2.   Optional Additional Exceptions. With regard to all Additional Exceptions which are not Mandatory Additional Exceptions (the "Optional Additional Exceptions"), Seller shall have the right, but not the obligation, to take the actions necessary to have the Optional Additional Exceptions deleted or insured over by the Title Company, or transferred to bond so that the Optional Additional Exceptions are removed from the Title Commitment. Seller shall provide Buyer with written notice of its election as to whether or not it will cure the Optional Additional Exceptions within ten (10) days after Seller's receipt of Buyer's notice of any Optional Additional Exceptions. If Seller notifies Buyer that it will not attempt to cure the Optional Additional Exceptions, Buyer shall have the option, to be exercised within ten (10) days after Buyer's receipt of Seller's notice, to either proceed to Closing and accept title in its existing condition without adjustment to the Purchase Price, or to receive back the Deposit. If Seller elects to cure an objection, but after its exercise of good faith efforts, fails to do so by the Closing Date, Buyer shall have the right to terminate this Contract and receive a full refund of the Deposit, in which event the parties shall be released and relieved from any obligations hereunder, except as otherwise expressly provided for, or Buyer may close the transaction and waive such objection without any adjustment to the Purchase Price. In the event Buyer elects to receive back the Deposit, this Contract shall be deemed terminated and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder, except as otherwise expressly provided herein.

5.5.       Seller's Right to Extend Closing Date. If Seller fails or otherwise determines that it shall be unable to cure the Mandatory Additional Exceptions or those Optional Additional Exceptions which it has elected to cure on or before the Closing Date, Seller shall have the right to postpone the Closing Date for a period of up to ninety (90) days in order to afford Seller additional time to cure the Mandatory Additional Exceptions and such Optional Additional Exceptions, by sending written notice to Buyer and Escrow Agent not later than five (5) days prior to the Closing Date. If the Closing Date has been postponed, at such time as Seller has successfully cured the Mandatory Additional Exceptions and such Optional Additional Exceptions, Seller shall reschedule the Closing by sending written notice to Buyer and Escrow Agent not less than ten (10) days prior to the rescheduled Closing Date. In the event that Seller is unable to cure any Optional Additional Exceptions within ninety (90) days after the originally scheduled Closing Date, Buyer shall have the option, to be exercised within fifteen (15) days after receipt of Seller's notice thereof, to either accept title in its existing condition without adjustment to the Purchase Price by reason of such Optional Additional Exceptions, or to terminate this Contract and receive back the Deposit (less the Independent Consideration), and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder except as otherwise expressly provided herein. Notwithstanding the foregoing, with respect to Mandatory Additional Exceptions, Buyer shall have the right to close and reduce the Cash to Close by all amounts necessary to cure such Mandatory Additional Exceptions and to use such amounts to satisfy such Mandatory Additional Exceptions.

 5.6.      Additional Exceptions Caused by Buyer. Buyer shall not have the right to object to title or to terminate this Contract by reason of any Additional Exception, which is caused by Buyer or by any party claiming by, through or under Buyer.

6.           Survey.

6.1.       Delivery of Survey. Within five (5) days following the Effective Date, Seller shall deliver to Buyer a copy of the most recent survey available for the Property, Buyer may, within thirty (30) days, or such longer time as may be reasonably necessary to obtain such updated survey, following receipt of the current survey, obtain an updated survey (the "Survey") of the Land prepared by a land surveyor or engineer registered and licensed in the State of Florida. Buyer shall pay the cost of the Survey.

6.2.       Survey Defects. If the Survey shows any matter which would affect the marketability of title to the Land (except for the Permitted Exceptions and other title matters otherwise permitted hereunder), Buyer shall promptly notify Seller in writing of the specific defect promptly after receipt of the Survey. The Survey defect shall be treated in the same manner as title defects are treated under this Contract. Buyer's failure to deliver timely notice of Survey defects shall be deemed a waiver of Buyer's right to object to Survey matters as provided in this Section.

7.           Seller's Representations.

7.1.       Representations and Warranties. Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:

    7.1.1.   Seller's Existence. Seller has full power and authority to own and sell the Property and the Miami Herald Building Site (as hereinafter defined) and to comply with the terms of this Contract.

    7.1.2.   Authority. The execution and delivery of this Contract by Seller and the consummation by Seller of the transaction contemplated by this Contract are within  Seller's capacity and all requisite action has been taken to make this Contract valid and binding on Seller in accordance with its terms.

    7.1.3.   Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or the Property affecting  any portion of the Property.

             7.1.4.    Parties in Possession. There are no parties other than Seller in possession of any portion of the Land, other than the Tenant under the Lease, a full, correct and complete copy of which has been provided to Buyer. The Lease is the only lease or occupancy agreement affecting the Land.

             7.1.5     Service Contracts. The schedule of Service Contracts attached to this Contract as Exhibit L constitutes a list of all the Service Contracts affecting the Property. To the extent there are additional Service Contracts affecting the Property not disclosed on such Schedule, Buyer shall have the right to either assume such additional Service Contracts or cause Seller to terminate same prior to Closing.

 7.1.6.    Security Deposits. The only security deposit being held by Seller is as follows: None .

7.2.       Survival of Representations. All of the representations of the Seller set forth in this Contract shall be true upon the execution of this Contract, shall be deemed to be repeated at and as of the Closing Date, and shall be true as of the Closing Date. All of the representations, warranties and agreements of the Seller set forth in this Contract shall survive the Closing for only six (6) months.

7.3.       Buyer's Pre-Closing Remedies for Seller's Misrepresentations. In the event that Buyer becomes aware prior to Closing that any of Seller's warranties or representations set forth in this Contract are not true on the Effective Date or at anytime thereafter but prior to Closing, and in the event that Seller is unable to render any such representation or warranty true and correct as of the Closing Date, Buyer may either: (a) terminate this Contract by written notice thereof to Seller and Escrow Agent, in which event the Deposit shall be returned to Buyer (less the Independent Consideration), and the parties will be relieved of all further obligations hereunder, or (b) elect to close under this Contract notwithstanding the failure of such representation, in which event the Closing shall be deemed a waiver by Buyer of the failure of such representation and warranty and the Buyer may not recover from the Seller any damages sustained by the Buyer.

8.           Buyer's Representations. Buyer hereby represents and warrants to the Seller as of the Effective Date and as of the Closing Date as follows:

8.1.      Buyer's Existence. Buyer is a limited liability company duly organized, existing, in good standing and qualified to do business under the laws of the State of Florida, and Buyer has full power and authority to purchase the Property and to comply with the terms of this Contract.

8.2.      Authority. The execution and delivery of this Contract by Buyer and the consummation by Buyer of the transaction hereby contemplated are within Buyer's capacity and all requisite action has been taken to make this Contract valid and binding on Buyer in accordance with its terms.

9.           Closing. Subject to all of the provisions of this Contract, Buyer and Seller shall close this transaction on the Closing Date commencing at 10:00 a.m. The Closing shall take place at the office of Seller's Attorney, or, if the Buyer is financing all or a portion of the Purchase Price by an institutional loan, at the office of such lender or its attorney, in Miami-Dade County, Florida.

10.           Seller's Closing Documents. At Closing, Seller shall deliver the following documents ("Seller's Closing Documents") to Buyer:

10.1.     Deed. The Deed, in the form attached hereto as Exhibit "D", which shall be duly executed and acknowledged by Seller so as to convey to Buyer good and marketable fee simple title to the Property free and clear of all liens, encumbrances and other conditions of title other than the Permitted Exceptions.

10.2.     Bill of Sale. The as-is bill of sale (the `Bill of Sale"), in the form attached hereto as Exhibit "E", which shall be duly executed and acknowledged by Seller so as to transfer, quitclaim and deliver to Buyer, all of Seller's right, title and interest, if any, in and to the Personal Property. Buyer acknowledges that Seller shall not warrant title to the personal property and that by its execution and delivery of the Bill of Sale, Seller shall convey to Buyer whatever interest Seller has in the Personal Property.

10.3.     Seller's No Lien, Gap and FIRPTA Affidavit. An affidavit from Seller attesting that, to the best of Seller's knowledge, as follows: (a) no individual or entity has any claim against the Land under the applicable contractor's lien law, (b) except for Seller and as otherwise provided herein, no individual or entity is either in possession of the Property or has a possessory interest or claim in the Property, and (c) no improvements to the Property have been made for which payment has not been made within the immediately preceding ninety (90) days. The affidavit shall also include language sufficient to enable the Title Company to insure the "gap", i.e., delete as an exception to the Title Commitment any matters appearing between the effective date of the Title Commitment and the effective date of the Title Policy. The affidavit shall also include the certification of non-foreign status required under Section 1445 of the Internal Revenue Code to avoid the withholding of income tax by the Buyer. The form of Seller's affidavit is attached hereto as Exhibit "F".

10.4.     Assignment of Lease. The Assignment of Lease and Assumption Agreement (the "Assignment of Lease"), substantially in the form attached hereto as Exhibit "I", assigning to Buyer all of the Seller's interest under the Lease. Buyer shall assume all of Seller's liabilities and responsibilities under the Lease arising on the Closing Date and thereafter. The Assignment of Lease shall contain an indemnity from Buyer in favor of Seller against any action relating to the Lease, rents, security deposit and prepaid rent occurring on and after the Closing Date, and a reciprocal indemnity from Seller in favor of Buyer against any action relating to the Lease, rents, security deposit and prepaid rent occurring prior to the Closing Date.

10.5.     General Assignment. The General Assignment (the "General Assignment") in the form attached hereto as Exhibit "J", assigning to Buyer all of the Seller's interest under all Service Contracts, together with all of Seller's interest in any licenses, warranties, trade or assumed names, developer's rights or agreements, as-built plans and specifications, permits and certificates of occupancy, assigning to Buyer all of Seller's right, title and interest in and to the foregoing to the extent such rights exist and are in the Seller's control and are assignable. Buyer shall assume all of the obligations of Seller as described in the General Assignment as of the Closing Date and thereafter (if Buyer elects to accept the assignment of same). The General Assignment shall contain an indemnity from Buyer in favor of Seller against any action relating to any Service Contracts, licenses, warranties, trade or assumed names, developer's rights or agreements, as-built plans and specifications, permits and certificates of occupancy, occurring on and after the Closing Date, and a reciprocal indemnity from Seller in favor of Buyer against any action relating to any Service Contracts, licenses, warranties, trade or assumed names, developer's rights or agreements, as-built plans and specifications, permits and certificates of occupancy, occurring prior to the Closing Date.

10.6.     Lease and Service Contracts. The originals of the Lease and all Service Contracts in the possession of Seller or, if originals are unavailable, copies thereof certified by Seller as being true, correct and complete.

10.7.     Notice of Change of Ownership. Copies of a letter signed by Seller to be delivered by Buyer to the Tenant and service providers of the Property, giving notice of the change of ownership of the Property.

10.8.     Closing Statement. A closing statement setting forth the Purchase Price, Deposit and all credits, adjustments and prorations between Buyer and Seller, and the net Cash to Close due Seller and executed by Buyer and Seller.

10.9.     Form 1099-B. Such federal income tax reports respecting the sale of the Property as are required by the Internal Revenue Code of 1986.

10.10.  Authorizing Resolutions. Certificates of such resolutions in form and content as Buyer or the Title Company may reasonably request evidencing Seller's existence, power, and authority to enter into and execute this Contract and to consummate the transaction herein contemplated.

10.11.   Easements. The Easements, substantially in the forms attached hereto as Exhibits "G" and "H". The Easements shall be recorded immediately following the recording of the Deed.

11.           Buyer's Closing Documents. At Closing, Buyer shall deliver the following documents ("Buyer's Closing Documents") to Seller:

11.1.      Authorizing Resolutions. Certificates of such resolutions of Buyer in form and content as Seller or the Title Company may reasonably request authorizing the entering into and execution of this Contract and the consummation of the transaction herein contemplated.

11.2.     Assignment of Leases. Buyer shall execute the Assignment of Lease as more particularly described in Section 10.4 herein.

11.3.     General Assignment. Buyer shall execute the General Assignment as more particularly described in Section 10.5 herein.

11.4.     Closing Statement. Buyer shall execute the Closing Statement.

11.5.     Easements. Buyer shall execute each of the Easements.

12.           Closing Procedure. The Closing shall proceed in the following manner:

12.1.     Pre-Closing Delivery of Documents. Buyer's Attorney and Seller's Attorney shall each deliver to the other copies of the proposed Buyer's Closing Documents and  Seller's Closing Documents not less than five (5) days prior to the Closing Date.

12.2.     Transfer of Funds. Buyer shall pay the Cash to Close to Escrow Agent by wire transfer to a depository designated by Escrow Agent.

12.3.     Delivery of Documents. Buyer shall deliver Buyer's Closing Documents, and Seller shall deliver Seller's Closing Documents, to Escrow Agent.

12.4.     Disbursement of Funds and Documents. Once the Title Company has "insured the gap," i.e., endorsed the Title Commitment to delete the exception for matters appearing between the effective date of the Title Commitment and the effective date of the Title Policy, and provided all other obligations to close have been fulfilled, Escrow Agent shall disburse the Deposit, Cash to Close, and Buyer's Closing Documents to Seller, and the Seller's Closing Documents to Buyer.

13.           Prorations and Closing Costs.

13.1.     Prorations. The following items shall be prorated and adjusted between Seller and Buyer as of the midnight preceding the Closing Date, except as otherwise specified:

             13.1.1. Taxes. Real estate and personal property taxes shall be prorated based on amounts for the current year with maximum discount taken, except that if tax amounts for thecurrent year are not available, prorations shall be made based upon the taxes for the preceding year, with maximum discount taken. With respect to any pending challenges to assessments on the Land, for the year in which the Closing occurs, the same shall not be settled without Buyer's prior written consent, such consent not to be unreasonably withheld or delayed, and with respect to any challenge applicable to the tax year in which the Closing occurs. Following Closing, Buyer shall have the right to take control of such proceeding and Seller shall cooperate with Buyer in connection therewith provided that Buyer shall not settle such proceedings without Seller's prior written consent, such consent not to be unreasonably withheld or delayed. Any refunds of taxes relating to the tax year in which the Closing occurs shall first be applied to pay the costs incurred in achieving such refund, and the balance shall be prorated between Buyer and Seller.

            13.1.2. Pending and Certified Liens. Subject to the limitations set forth in Section 5.4.1 hereof, certified liens levied by any Governmental Authority for which the work has been substantially completed and which are currently due and payable in full shall be paid by the Seller, and Seller may use all or any portion of the Cash to Close to pay off or satisfy such liens concurrently with Closing. Pending liens and certified liens levied by any Governmental Authority which are payable on an installment basis such as monthly, semi-annually, annually or bi-annually or for which the work has not been substantially completed shall be assumed by the Buyer.

            13.1.3. Utilities. Water, sewer, electricity, gas and other utility charges, if any, shall be prorated on the basis of the fiscal period for which assessed, except that if there are utility meters for the Property, apportionment at the Closing shall be based on the last available reading, if possible. If there is a water meter on the Property, the Seller shall furnish, at the Closing or as soon thereafter as practicable, a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charge, the unfixed sewer rent and/or unfixed water charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading, subject to adjustment upon receipt of the actual meter charge and sewer rent. Seller shall notify the utility companies servicing the Property prior to Closing, or as soon thereafter as practicable, that billing to Seller for such utilities shall be discontinued at the end of the day preceding the Closing Date, and Buyer shall arrange with such utilities to have such billings for utility services charged to Buyer from and after the Closing Date and Seller shall be entitled to the refunds of all deposits therefore.

    13.1.4. License and Permit Fees. License and permit fees shall be prorated only if the respective license or permit is transferable to Buyer.

    13.1.5. Security Deposit. The amount of security deposit held by Seller under the Lease shall be credited to Buyer by Seller.

    13.1.6. Rent. Rent and any other amounts payable by the Tenant under the Lease shall be prorated as of the Date of Closing and adjusted against the Purchase Price.

13.1.7. Service Contracts. All charges and prepayments relating to the Service Contracts shall be separately accounted for as between Seller and Buyer as of 12:01a.m. on the Closing Date with Buyer receiving a credit for all amounts due with respect to any periods prior to the Closing Date.

 13.1.8. Other Items. All other items required by any other provision of this Contract to be prorated or adjusted or, absent express reference thereto in this Contract items normally prorated in the county where the Property is located, shall be prorated in accordance with the standards prevailing in the county in which the Land is located.

13.2.     Prorations Final. At the Closing, the above-referenced items shall be prorated and adjusted as indicated and except as otherwise expressly provided, all such prorations or adjustments shall be final.

13.3.     Seller's Closing. Seller shall pay for the following items prior to or at the time of Closing: (i) Documentary stamps on Deed, (ii) Documentary stamp surtax on Deed, (iii) Certified and pending municipal special assessment liens for which the work has been substantially completed, (iv) cost to cure any Optional Additional Exceptions which Seller elects to cure, in its discretion and (v) Mandatory Additional Exceptions.

13.4.     Buyer's Closing Costs. Buyer shall pay for the following items prior to or at the time of Closing: (i) Recording of the Deed and the Easements, (ii) Pending special assessment liens for which the work has not been substantially completed, (iii) Title Commitment, (iv) Title Policy, (v) sales tax on the transfer of Personal Property (it being understood that no portion of the purchase price is allocated to Personal Property), and (vi) Survey.

14.           Possession. Buyer shall be granted full possession of the Property at Closing, subject to the Easements, the Permitted Exceptions, and Tenants under the Lease.

15.           Risk of Loss.

15.1.     Casualty. Seller shall bear all risk of loss occurring to or upon any portion of the Property prior to conveyance thereof by Seller to Buyer pursuant to the terms of this Contract.

15.2.     Condemnation. If at any time prior to the Closing Date, any proceedings shall be commenced for the taking of all of the Property or any material portion thereof, for public or quasi-public use pursuant to the power of eminent domain, Seller shall furnish Buyer with written notice of any proposed condemnation within five (5) days after Seller's receipt of such notification, but in no event later than the Closing. In such event, and provided that Buyer is not otherwise in default under this Contract Buyer shall have the option to terminate this Contract within fifteen (15) days after receipt by Buyer of notice thereof from Seller by written notice to Seller and the Escrow Agent. Should Buyer terminate this Contract, the Deposit shall immediately be returned to Buyer, and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder except as otherwise expressly provided herein.

If Buyer does not elect to terminate within the required time, then (i) the Closing shall progress as herein provided without reduction of the Purchase Price; (ii) Buyer shall have the right to participate in the negotiation of any condemnation awards or other compensation for taking, and (iii) Seller shall assign unto Buyer any and all awards and other compensation for such taking to which it would be otherwise entitled as owner of the Property and Seller shall convey such of the Property, if any, which remains after the taking.

16.           Default.

16.1.      Buyer's Default. In the event that this transaction fails to close due to a default on the part of Buyer, which default has not been cured within five (5) days of receipt by Buyer of notice of such default (except with respect to the failure to timely make any Deposit or failure to close on the Closing Date, for which there shall be no cure period), the Deposit made or agreed to be made by Buyer shall be paid to the Seller as agreed-upon liquidated damages and thereafter, except as otherwise specifically set forth in this Contract, neither Buyer nor Seller shall have any further obligation under this Contract. Buyer and Seller acknowledge that if Buyer defaults, Seller will suffer damages in an amount which cannot be ascertained with reasonable certainty on the Effective Date and that the Deposit to be paid to Seller most closely approximates the amount necessary to compensate Seller in the event of such default. Buyer and Seller agree that this is a bona fide liquidated damages provision and not a penalty or forfeiture provision.

16.2.     Seller's Default. In the event that this transaction fails to close due to a default on the part of Seller (other than Seller's failure to convey marketable title to the Land as provided herein), which default has not been cured within five (5) days of receipt by Seller of notice of such default, Buyer shall have the right to either (i) terminate the Contract and receive back the Deposit (less the Independent Consideration), in which event the parties shall be released from any and all liability under this Contract, except as otherwise expressly provided herein, or (ii) seek specific performance of Seller's obligations hereunder, with the Deposit remaining in escrow pending the outcome of such proceedings. If, however, specific performance is not available to Buyer due to an intentional default by the Seller where Seller has contracted to sell or conveyed the Property to a third party, Buyer shall have the right to recover from Seller all losses, costs, damages, liabilities, and expenses, including, without limitation, reasonable counsel fees, incurred by Buyer as a result of such default by Seller and the failure of the transaction contemplated herein to close in accordance with the provisions of this Contract.

17.           Brokerage Commission. Seller represents and warrants to Buyer and Buyer represents and warrants to Seller that Broker is the only real estate broker engaged with respect to this transaction, (including the ROFO and the ROFR, as hereinafter discussed) that Broker has been engaged pursuant to a separate agreement with Seller, and that no other broker or finder has been engaged by Buyer or Seller with respect to this transaction. Seller and Buyer agree to indemnify and hold each other harmless from any and all claims for any other brokerage fees or similar commissions asserted by brokers or finders claiming by, through or under the indemnifying party. Seller agrees to pay Broker its full commission in an amount equal to one and one-half percent (1.5%) of the Purchase Price upon Seller's receipt of the Purchase Price as a result of the consummation of the sale contemplated hereunder. Notwithstanding anything to the contrary set forth in this Contract, the provisions of this Section shall survive the Closing or earlier termination of this Contract as expressly provided herein.

18.          Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder, except where required to be delivered at the Closing, shall be in writing and shall either be (i) hand-delivered, (ii) sent by Federal Express or a comparable overnight mail service, or (iii) mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, or (iv) sent by telephone facsimile or e-mail transmission, provided that an original copy of the transmission shall be mailed by regular mail, to Buyer, Seller, Buyer's Attorney, Seller's Attorney, and Escrow Agent, at their respective addresses set forth in Exhibit "B" to this Contract. Notice shall be deemed to have been given upon receipt or refusal of delivery of said notice. The addressees and addresses for the purpose of this paragraph may be changed by giving notice. Unless and until such written notice is received, the last addressee and address stated herein shall be deemed to continue in effect for all purposes hereunder.

19.           Escrow Agent. The escrow of the Deposit shall be subject to the following provisions:

 19.1.        Duties and Authorization. The payment of the Deposit to the Escrow Agent is for the accommodation of the parties. The duties of the Escrow Agent shall be determined solely by the express provisions of this Contract. The parties authorize the Escrow Agent, without creating any obligation on the part of the Escrow Agent, in the event this Contract or the Deposit becomes involved in litigation, to deposit the Deposit with the clerk of the court in which the litigation is pending and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility under this Contract. The undersigned also authorize the Escrow Agent, if it is threatened with litigation, to interplead all interested parties in any court of competent jurisdiction and to deposit the Deposit with the clerk of the court and thereupon the Escrow Agent shall be fully relieved and discharged of any further responsibility hereunder.

19.2.      Liability. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be entitled to rely on any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice or instruction in connection with this Contract is duly authorized to do so by the party on whose behalf such writing, notice, or instruction is given.

19.3.     Indemnification. Buyer and Seller will, and hereby agree to, jointly and severally, indemnify the Escrow Agent for and hold it harmless against any loss, liability, or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with the acceptance of, or the performance of its duties under, this Contract, as well as the costs and expenses of defending against any claim or liability arising under this Contract. This provision shall survive the Closing or earlier termination of this Contract

19.4.     Seller's Attorney. Buyer acknowledges that the Escrow Agent is also Seller's Attorney in this transaction, and Buyer hereby consents to the Escrow Agent's representation of Seller in any litigation which may arise out of this Contract.

20.           Assignment and Transfer. This Contract shall not be assigned by Buyer except to any entity in which Buyer maintains control.

21.           Boulevard Shops. Seller hereby discloses that the Improvements known as the "Boulevard Shops" located on that portion of the Land identified as "Lot D" may have been designated as an historic structure. Seller makes no representations or warranties as to the ability of Buyer or any successor owner to use, renovate, demolish, finance or occupy the Boulevard Shops.

22.           Miscellaneous.

22.1.     Landscaping of 14th Street Circle. Seller has previously agreed with the owners of that certain property known as the Performing Arts Center, to landscape and pave a portion of the land lying in the intersection of N.E. 14th  Street and N.E. Bayshore Drive, as further outlined on Exhibit "K" attached hereto (the "14th Street Circle"). Part of the landscaping has been completed by Seller. Buyer agrees to complete the landscaping and paving of the 14th Street Circle at Buyer's sole cost and expense upon substantial completion of the Performing Arts Center; provided, however, that following Closing, that to the extent Buyer is able to reduce the area to be landscaped in accordance with all applicable agreements and laws to which Buyer is taking subject to or by reason of the modification of any such agreements with the consent of the other parties thereto whose consent is required, Buyer's obligation hereunder shall be correspondingly reduced. This provision of the Contract shall survive the Closing of this transaction and shall be included as a covenant in the Deed.

22.2.     Miami Herald Operations. Buyer recognizes and acknowledges that Seller, or a subsidiary of Seller, is the owner of the property adjacent to the Land, which property is more commonly known as the Miami Herald Building. Buyer and Seller acknowledge and agree that (i) Seller intends to continue to operate the property adjacent to the Land and commonly known as the Miami Herald Building as the headquarters and operations center of the Miami Herald and (ii) Buyer is purchasing the Land with the intention of constructing and operating thereon a new mixed-use office/retail/residential complex. Buyer and Seller shall reasonably cooperate with one another so as to accommodate to the extent practicable both the ongoing uninterrupted operations and uses of the Miami Herald Building (including the continuing operation of satellite dishes or communication dishes located or to be located on the roof thereof) for its current uses and the proposed construction, development and operation (and residential occupancy) of the contemplated, new, mixed-use development on the Land. Prior to Buyer submitting its development plans to the applicable governmental authorities, Buyer shall provide to Seller copies of Buyer's site plan for the Land for Seller's review and good faith input (however Seller's approval shall not be required).

22.3.     Buyer's Development of the Property. Seller acknowledges that Buyer shall be developing the Property as a mixed use project and will be applying for Major Use Special Permits and other permits in connection with such development (the "Approvals"). Seller agrees to reasonably cooperate with Buyer (at no cost to Seller) in obtaining the Approvals and further agrees not to oppose or otherwise interfere with Buyer's proposed development of the Property subject however, to Seller's rights to continue its operations on the adjacent land as described in paragraph 22.2 herein; and to the extent that the Easements required herein have been executed and recorded.

22.4.            Amendment. No modification or amendment of this Contract shall be of any force or effect unless in writing executed by both Seller and Buyer.

22.5.     Attorneys' Fees. Each of the parties hereto shall bear its own costs and Attorneys' Fees in connection with the execution of this Contract and the consummation of the transaction contemplated hereby. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs and expenses incurred by it in connection with the enforcement of this Contract, including all Attorneys Fees.

22.6.      Confidentiality. Buyer, for itself and on behalf of its officers, directors, employees, agents and other representatives, agree to maintain all information, operating reports, and other matters delivered to Buyer by Seller hereunder in the strictest confidence, except to the extent such matters are part of the public record; provided, however, that Buyer may disclose such information to potential equity investors and lenders, attorneys and accountants, as it deems reasonably necessary. Buyer acknowledges that such information contains confidential business information and that such information is being delivered at Buyer's request with the understanding that in no event shall any such information constitute a representation of Seller. Buyer agrees that such information will not be used except for the sole purpose of evaluating the Property for possible acquisition thereof, and that such information shall be kept in strict confidence. Further, Buyer will take such precautions, and will instruct each of its representatives and agents to take such precautions as are reasonably necessary to keep all such information confidential, to control such information so that it may all be returned to Seller in the event this Contract is terminated for any reason, and to restrict such information to Buyer and its representatives. Seller discloses to Buyer that, to the extent any of such information contains forecasts, such forecasts have been prepared on the basis of assumptions and hypotheses and that forecasts of future operating results are difficult to predict. Accordingly, there is a material risk attendant to Buyer's reliance on such forecasts and any other materials relating to forecasts comprising a part of the information delivered hereunder.

22.7.     Computation of Time. Any reference herein to time periods of less than six (6) days shall exclude Saturdays, Sundays and legal holidays in the computation thereof. Any time period provided for in this Contract which ends on a Saturday, Sunday or legal holiday shall extend to 4:00 p.m. Eastern time in effect on the next full Business Day.

22.8.     Construction of Agreement. Should any provision of this Contract require interpretation in any judicial, administrative or other proceeding or circumstance, it is agreed that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the same, it being further agreed that both parties hereto have fully participated in the preparation of this Contract.

22.9.     Counterparts. This Contract may be executed in any number of counterparts, any one and all of which shall constitute the contract of the parties and each of which shall be deemed an original.

22.10.   Entire Agreement. This Contract sets forth the entire agreement between Seller and Buyer relating to the Property and all subject matter herein, and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties, and there are no agreements, understandings, warranties, representations among the parties except as otherwise indicated herein.

22.11.   Gender. As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular as the context may require.

22.12.   Governing Law. This Contract shall be interpreted in accordance with the internal laws of the State of Florida both substantive and remedial, regardless of the domicile of any party, and will be deemed for such purposes to have been made, executed and performed in the State of Florida; provided, however, Seller and Buyer do not waive any defenses, rights, remedies, privileges or other matters available under federal law or otherwise.

22.13.   Best Knowledge; Received Written Notice. Whenever a representation, warranty or other statement is made in this Contract, or in any document or instrument to be delivered at Closing pursuant to this Contract, on the basis of the best knowledge of Seller or is qualified by Seller's having received written notice, such representation, warranty or other statement is made with the exclusion of any facts disclosed to or otherwise known by Buyer and is made solely on the basis of the actual knowledge of the vice president of production, as distinguished from implied, imputed or constructive, knowledge on the date that such representation, warranty or other statement is made, without inquiry or investigation or duty thereof. As of the date hereof the vice president of production is Larry Marbert and he has held such position for approximately 6 years.

22.14.   Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing maybe obtained from your county public health unit.

22.15.   Recording. Neither this Contract nor any portion thereof nor memorandum relating hereto shall be placed of record by any party to this Contract.

22.16.   Section and Paragraph Headings. The section and paragraph headings herein contained are for the purposes of identification only and shall not be considered in construing this Contract.

22.17.   Severability. Should any clause or provision of this Contract be determined to be illegal, invalid or unenforceable under any present or future law by final judgment of a court of competent jurisdiction, the remainder of this Contract will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a legal, valid and enforceable provision that is as similar as possible in terms to the illegal, invalid or unenforceable provision.

22.18.   Successors and Assigns. This Contract shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

22.19.   Survival. Except as otherwise expressly set forth in this Contract including, without limitation, Section 7.2, all representations and warranties of Seller and obligations of Seller hereunder set forth in this Contract shall not survive the Closing, but shall merge into the Closing and the delivery of the Deed.

22.20.   Time of the Essence. Time is of the essence in the performance of all obligations by Buyer and Seller under this Contract.

22.21.   Publicity.  All notices to third parties and all other publicity concerning the transaction contemplated hereby shall be jointly planned and coordinated by and between Buyer and Seller. None of the parties shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld. Notwithstanding any of the foregoing, Seller shall, without the consent of the Buyer, have the right to file any and all notices required for regulatory purposes, including, but not limited to, the filing of a Form 8-K acknowledging this transaction with the Security and Exchange Commission.

22.22.   Tax Protest. If, as a result of any tax protest or otherwise any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of the Contract, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection; however, for the year in which Closing occurs, such refunds or reductions shall be prorated between the parties.

22.23.   1031 Exchange. Buyer shall cooperate with Seller in effecting a 1031 exchange under Section 1031 of the Internal Revenue Code, so long as neither Buyer nor the Property incur any expense or liability in connection herewith.

22.24.   Grant of Right of First Refusal. Seller hereby grants to Buyer, effective as of the date hereof, a right of first refusal (as fully described below) for the purchase of Seller's adjacent property known as the Herald Office Building and Seller's adjacent property known as the Printing Plant (collectively the "Miami Herald Building Site"). Notwithstanding anything to the contrary, the Buyer's right of first refusal for the Herald Office Building and the Printing Plant (no matter when such right is triggered) shall terminate upon the sooner of (a) twenty (20) years after the date of Closing (except to the extent theretofore exercised) or (b) the termination, without a Closing, of this Contract.

                 22.24.1  Buyer's right of first refusal for the Herald Office Building and/or Printing Plant shall come into existence as described hereinabove, and shall be exercised as follows:

             In the event that Seller receives a bona fide offer in the form of an executed letter of intent accompanied by a 5% soft deposit to be held in escrow by an escrow agent acceptable to Seller and such third party purchaser (an "Offer") to purchase the Herald Office Building and/or the Printing Plant, from a purchaser unrelated to Seller, and if Seller is willing to sell the property described in the Offer upon the terms set forth therein (which terms shall include the purchase price, hard and soft deposits, inspection period, financing conditions, other conditions to such offer to purchase becoming effective and closing date), Buyer shall have a right of first refusal to purchase the property set forth in the Offer upon the identical terms set forth in the Offer, except that the purchase price set forth in the Offer shall be increased by 5%.

            Upon Seller's receipt of an Offer which Seller wishes to accept and further receipt of a refundable deposit for such Offer, Seller shall provide Buyer and Buyer's Attorney with a copy of the Offer. Buyer shall have a period of thirty (30) calendar days after receipt of an Offer to submit to Seller a contract containing the same terms and conditions and covering the same property as the Offer (except Buyer's contract shall contain a purchase price equal to 5% greater than the purchase price contained in the Offer), accompanied by an earnest money deposit in the same amount as the deposit accompanying the Offer.

            In the event that (a) Buyer elects not to submit a contract for the purchase of the property described in the Offer, (b) Seller accepts the Offer, and (c) Seller subsequently agrees to modify any material provision of the Offer, such modification in the Offer term ("Modified Offer") shall reactivate Buyer's right of first refusal with respect to the Modified Offer. Seller shall be required to submit the Modified Offer to Buyer, and Buyer shall have a period of ten (10) calendar days after receipt thereof to submit to Seller a contract containing the same terms and conditions as the Modified Offer, plus 5%.

            In the event that Buyer elects not to submit a contract for the purchase of the property described in the Offer or any Modified Offer within thirty (30) calendar days after receipt of such Offer from Seller, Buyer shall be deemed to have waived its right of first refusal with respect to the Offer, and provided that Seller closes with the purchaser in accordance with the Offer, Buyer's right of first refusal shall be terminated as to the property sold and conveyed in accordance with the Offer.

             In the event that (a) Buyer elects not to submit a contract for the purchase of the property described in the Offer within the thirty (30) calendar day period provided, (b) Seller accepts the Offer, and (c) Seller fails to close on the sale of the property in accordance with the Offer, Buyer shall continue to have a right of first refusal with respect to the property described in the Offer.

            In the event that an Offer submitted to Seller, which Seller wishes to accept, includes as part of the purchase price consideration other than cash (e.g. real estate or securities), and in the event that Buyer wishes to exercise its right to purchase in accordance with the Offer, Buyer and Seller agree that Buyer may pay the non-cash portion of the consideration set forth in the Offer in cash.

            In the event that Seller sells and conveys the Herald Office Building or Printing Plant or any portion thereof to a purchaser other than an unrelated bona fide third party purchaser, Buyer shall continue to have a right of first refusal with respect to the Herald Office Building or Printing Plant. To the extent that Seller simultaneously presents the Right of First Refusal to Buyer for both the Printing Plant and the Herald Office Building, then Buyer may not exercise any of its rights to purchase one property without the other.

            At the Closing, Seller shall execute and deliver to Buyer a Notice of Right of First Refusal in the form attached hereto as Exhibit "K", which Notice shall be recorded in the Public Records of Miami Dade County. Buyer and Seller shall also execute and deliver to the Title Company a Termination of the Right of First Refusal, to be held in escrow by the Title Company until such time as the Title Company receives notice from both Buyer and Seller to record such Termination.

23.           Rezoning of Miami Herald Building. The parties acknowledge that the land upon which the Miami Herald Building Site is located is currently zoned C-2. Buyer hereby agrees to use its commercially reasonable efforts, at its sole cost and expense, to take all necessary action to cause the zoning for the Miami Herald Building Site to be reclassified from C-2 to SD-6 (the "Zoning Change"). However, any conditions or restrictions placed on the Miami Herald Building Site by any governmental authorities by virtue of the Zoning Change shall be approved by Seller, such approval not to be unreasonably withheld or delayed, prior to finalizing such Zoning Change. Whether or not Buyer is successful in obtaining such Zoning Change, Seller agrees that, for so long as it owns the Miami Herald Building Site, it shall not develop or improve the Miami Herald Building Site in any manner that would increase the height of the current improvements located on the Miami Herald Building Site. However, this restriction shall not include the placing of satellite dishes, antennas or other such items on the roof of the Miami Herald Building. If Buyer is provided with a Seller's Notice of Offer but fails to accept such offer, and if Buyer fails to exercise its Right of First Refusal, both as provided for hereinabove, then Seller may sell the Miami Herald Building Site to a third party, or develop the Miami Herald Building Site free from any of the restrictions set forth in this Section 23, but subject, however, to Section 24 herein below. Notwithstanding anything provided herein to the contrary, all development on the Miami Herald Building Site and on the Printing Plant Site shall remain subject to the restrictions set forth in Section 24 herein below. This provision shall survive the Closing and shall be recorded in the public records of Miami-Dade County as a restrictive covenant against the Miami Herald Building Site and the Printing Plant at Closing.

24.           Deviation from MUSP. Notwithstanding anything set forth in Section 23 or in thisContract to the contrary, under no circumstance shall the Seller, Buyer or any third party purchaser develop the Miami Herald Building Site or the Printing Plant Site or any portion thereof in a manner inconsistent with or which deviates by more than 5% (with respect to either density or intensity but not location) from the final, non appealable Major Use Special Permits ("MUSP"), which MUSP shall be applied for and obtained by the Buyer at Buyer's sole cost and expense and until such MUSP is effective, no development in excess of what currently exists on the Miami Herald Site or the Printing Plant site shall take place. Seller agrees, at no cost to Seller, to reasonably cooperate with Buyer in obtaining final approvals for the MUSP including, without limitation, executing any documents or instruments reasonably required by Buyer. The MUSP shall provide for a reasonable commercial development on the Miami Herald Building Site, subject to municipal approvals, with a minimum 700,000 square feet of improvements (in addition to onsite parking to accommodate such improvements) to be built on the Miami Herald Building Site. The MUSP shall further provide that there will be no increase in the height of the improvements located on the Printing Plant site from the present height of the Printing Plant Site. This restriction shall be recorded in the public records of Miami-Dade County against the Herald Office Building and the Printing Plant, and may be removed or modified only if both Buyer and Seller mutually agree in writing to remove or modify such restrictions. This provision shall survive the Closing.

25.           Telecopied or E-Mailed Signatures. To expedite the execution and effectiveness of this Contract, telecopied or e-mailed signatures may be used in place of original signatures. Seller and Buyer intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Contract based upon the telecopied or emailed signatures.

26.           Waiver of Trial by Jury. SELLER AND BUYER HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS CONTRACT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS CONTRACT OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION WITH THIS CONTRACT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER AND BUYER ENTERING INTO THE SUBJECT TRANSACTION.

IN WITNESS WHEREOF, the parties have executed this Contract as of the dates indicated below.

SELLER:

THE MIAMI HERALD PUBLISHING COMPANY, a Florida corporation

By: /s/ Alice Wang
Alice Wang, Vice President
Date: March 3, 2005

RICHWOOD INC., a Florida corporation

By: /s/ Alice Wang
Alice Wang, Vice President
Date: March 3, 2005

KNIGHT RIDDER, INC., a Florida corporation

By: /s/ Stephen B. Rossi
Stephen B. Rossi, Senior VP and CFO
Date: March 3, 2005

BUYER:

CITISQUARE GROUP, LLC, a Florida liability company

By: /s/ P.A. Martin
P.A. Martin, Manager
Date: March 3, 2005

ESCROW AGENT: (as to only those Sections of the Contract pertaining to the Escrow Agent's rights and responsibilities):

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

By: /s/ Chava Genet
Chava Genet, Esq.

BROKER: (as to only those Sections of the Contract pertaining to the Broker's commission):

Laquer Corporate Realty Group, Inc.

By: /s/ Edie Laquer
Edie Laquer, Owner/Manager